UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 8, 2009
NOVELIS INC.

(Exact name of registrant as specified in its charter)

Canada	001-32312	98-0442987
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3399 Peachtree Road NE, Suite 1500, Atlanta, GA	30326
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 814-4200
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Antonio Tadeu Coelho Nardocci Employment Agreement
     This current report on Form 8-K/A is being filed by Novelis Inc. (the “Company”) pursuant to Instruction 2 to Item 5.02 of Form 8-K to amend the Form 8-K filed on June 10, 2009. The original Form 8-K announced that on June 8, 2009, Antonio Tadeu Coelho Nardocci was named President, Novelis Europe, effective immediately. At the time of the original 8-K, the final compensation arrangement and employment agreement for Mr. Nardocci had not yet been determined.
     On September 4, 2009, the Company and Mr. Nardocci entered into an employment agreement for the position of President, Novelis Europe (the “Employment Agreement”) for a period of two to four years. Pursuant to the Employment Agreement, Mr. Nardocci will receive an annual base salary of CHF 411,675, an annual short term target bonus percentage of 60% of his base salary (i.e., CHF 274,005) for FY 2010, and an annualized long term incentive target opportunity of $525,000 for FY 2010. The Company will review his salary each January 1 and July 1 to determine if the Swiss Franc has weakened by 10% or more relative to the Brazilian Reais, Mr. Nardocci’s home country currency. In the event the Swiss Franc weakens by 10% or more, the Company will adjust his base salary by the valuation change in the exchange rate. However, Mr. Nardocci’s base salary will not be adjusted below the stated level above (taking into account any annual salary increases going forward).
     Mr. Nardocci will also receive an expatriate premium of 10% of his base salary, net after tax. Additionally, he will receive a net annual allowance of CHF 157,359 to compensate for the differences in relative costs of goods and services between Sao Paulo, Brazil and Zurich, Switzerland. As a Brazilian citizen working in Switzerland, Mr. Nardocci may be subject to income taxes in both Brazil and Switzerland and will therefore receive tax equalization to the Brazil level of taxation.
     While in Switzerland, Mr. Nardocci will receive benefits and perquisites customarily provided to our expatriate employees, including medical and dental coverage, life insurance, long term disability coverage, and business travel accident insurance. He will remain in the Brazilian pension plan and continue to receive credit and service but his own contributions to the plan will be suspended.
     Mr. Nardocci will, among other things, be entitled to certain relocation benefits including a relocation allowance of one month’s base salary, net of tax, to cover miscellaneous costs incurred in relocating to Switzerland. Additionally, he will be provided with home rental accommodations up to CHF 7,750 per month and receive the use of a company vehicle in line with current Swiss practice for senior executives. Mr. Nardocci will be provided with the services of professional tax consultants for the preparation of Sao Paulo, Brazil and Zurich, Switzerland income tax returns for the fiscal years affected by this assignment.
Item 9.01 Financial Statements and Exhibits.
(d)     Exhibits
10.1     Employment Agreement between Novelis Inc. and Antonio Tadeu Coelho Nardocci

Incentive Plan Targets
     This current report on Form 8-K/A is also being filed by the Company pursuant to Instruction 2 to Item 5.02 of Form 8-K to amend the Form 8-K filed on July 1, 2009. The original Form 8-K announced that on July 1, 2009, the Board of Directors the Company approved the Novelis Long-Term Incentive Plan for Fiscal Years 2010 — 2013 (the “LTIP”) and the Novelis Annual Incentive Plan for Fiscal Year 2010 (the “AIP”). However, at the time of the original 8-K, the LTIP and AIP target amounts for our principal executive officer, principal financial officer, and our named executive officers had not yet been determined.
     On September 2, 2009, the Company provided the following LTIP and AIP targets for our principal executive officer, principal financial officer, and our named executive officers:

Name	AIP%	AIP TargetAmount	LTIP Target Amount

Phil Martens	90%	$630,000	$2,000,000
Steve Fisher	75%	$337,500	$525,000
Jean-Marc Germain	65%	$211,250	$525,000
Tom Walpole	55%	$156,750	$350,000

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: September 8, 2009	By:	/s/ Christopher M. Courts
Christopher M. Courts
Assistant General Counsel and Corporate Secretary

Exhibit Index
10.1     Employment Agreement between Novelis Inc. and Antonio Tadeu Coelho Nardocci